As filed with the Securities and Exchange Commission on January 14, 2020

Registration No. 333-188364

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to

Form S-3 Registration Statement No. 333-188364

UNDER

THE SECURITIES ACT OF 1933

SRC ENERGY INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-2835920 (I.R.S. Employer Identification Number)

1675 Broadway, Suite 2600

Denver, Colorado 80202

(720) 616-4300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicole L. Martinet
General Counsel, Senior Vice President and Corporate Secretary
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(303) 860-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Elofson

Samuel J. Seiberling

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-7335

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of SRC Energy Inc., a Colorado corporation (the “Company”), which has been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister:

•                  any and all securities, registered but unsold or otherwise unissued as of the date hereof under Registration Statement File No. 333-188364, filed with the SEC on May 6, 2013, registering 11,446,860 shares of the Company’s common stock.

On January 14, 2020, pursuant to the Agreement and Plan of Merger, dated as of August 25, 2019 (as may be amended from time to time, the “Merger Agreement”), by and between PDC Energy, Inc., a Delaware corporation (“PDC”), and the Company, the Company merged with and into PDC (the “Merger”), with PDC surviving the Merger. As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statement.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered but that remain unsold at the termination of the offerings, this Post-Effective Amendment removes from registration any and all securities of the Company that were registered under the Registration Statement and remain unsold or otherwise unissued at the termination of the offerings.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, PDC, as successor by merger to the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 14, 2020. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933.

PDC ENERGY, INC. (as successor by merger to SRC Energy Inc.)

By:	/s/ Barton R. Brookman, Jr.
Barton R. Brookman, Jr. President and Chief Executive Officer

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